UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2020

Argo Group International Holdings, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $1.00 per share	ARGO	New York Stock Exchange
Guarantee of Argo Group U.S., Inc. 6.500% Senior Notes due 2042	ARGD	New York Stock Exchange
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Resettable Fixed Rate Preference Share, Series A, Par Value $1.00 Per Share	ARGOPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2020, the Board of Directors (the “Board”) of Argo Group International Holdings, Ltd. (the “Company”) approved the Argo Group International Holdings, Ltd. Executive Severance Plan (the “Plan”). The Plan will become effective on January 1, 2021.

The Plan provides severance benefits to certain key executives of the Company and its affiliates who are selected by the Human Resources Committee of the Board (each, a “Participant”), and whose employment is terminated by the Company and its affiliates other than for “Cause” (as that term is defined in the Plan). It is expected that each of our named executive officers, other than our Chief Executive Officer and Chief Financial Officer who are each party to employment agreements providing for certain severance benefits, will be designated as Participants under the Plan.

If a Participant’s employment terminates without Cause, subject to his or her timely execution and non-revocation of a release of claims and continued compliance with restrictive covenants (including confidentiality, non-disparagement, non-competition, and non-solicitation covenants), he or she will receive the following severance benefits:

•

An amount equal to 0.75 times (or, if the termination occurs within 24 months following a “Change in Control” (as that term is defined in the Plan), 1.00 times) the Participant’s annual base salary in effect as of the date of the termination, to be paid within 60 days of such termination;

•

If the termination occurs after the end of the first quarter of the calendar year, an amount equal to the Participant’s annual cash incentive payment for the year of termination, based on actual performance, prorated based on the number of days Participant remained an employee, to be paid on the later of (x) the date the annual cash incentive payment is paid to participants generally and (y) 60 days following such termination;

•

Any accrued, but unpaid as of the date of the termination, annual cash incentive payment for any completed performance period ending prior to the date of such termination, to be paid on the later of (x) the date the annual cash incentive payment is paid to participants generally and (y) 60 days following such termination; and

•

If the Participant timely elects COBRA continuation coverage, payment by the Company or its subsidiaries equal to the difference between the cost of such COBRA continuation coverage and the amount active employees pay for health coverage through the earlier of the end of the nine-month period (or, if the termination occurs within 24 months following a Change in Control, twelve-month period) following the termination and the Participant becoming eligible for health insurance coverage under another employer’s plan.

In the event a Participant holds any equity awards granted under the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan, the treatment of such equity awards in the event of a termination without Cause will continue to be governed by the terms of such plan and any applicable award agreements.

If any payments and benefits to be paid or provided to a Participant, whether pursuant to the terms of the Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code of 1986, as amended, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee.

Upon at least 12 months’ (or, following a Change in Control, upon at least 24 months’) prior written notice to all Participants, the Plan may be terminated or amended by the Human Resources Committee of the Board, provided that a termination or amendment of the Plan may generally not adversely affect the rights of a Participant whose termination of employment occurred prior to such termination or amendment of the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2020	ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Jay S. Bullock
	Name: Title:	Jay S. Bullock Executive Vice President and Chief Financial Officer